Exhibit 2.1

Agreement of Sale and Purchase

NCL Appalachian Partners, L.P.,

as Seller

and

Halcón Energy Properties, Inc.

as Buyer

Dated May 8, 2012

TABLE OF CONTENTS

ARTICLE I. Definitions and References			1

Section 1.1	Defined Terms		1

ARTICLE II. Property to be Sold and Purchased			4

Section 2.1	Properties		4

Section 2.2	Excluded Properties		6

ARTICLE III. Purchase Price			7

Section 3.1	Purchase Price		7

Section 3.2	Deposit		8

Section 3.3	Purchase Price Allocation		8

ARTICLE IV. Representations of Seller			8

Section 4.1	Representations of Seller		8
	(a)	Organization and Qualification	8
	(b)	Due Authorization	9
	(c)	Approvals	9
	(d)	Valid, Binding and Enforceable	9
	(e)	Litigation	9
	(f)	Basic Documents	9
	(g)	Consents and Preferential Rights	10
	(h)	Environmental Matters	10
	(i)	Hedges, Calls on Production, Imbalances, Other Matters	10
	(j)	Taxes; Partnerships	10
	(k)	Bankruptcy	10
	(l)	Status of the Leases	10
	(m)	No Participation	11
	(n)	Status of Seller	11
	(o)	No Dedications	11
	(p)	Wells	11

Section 4.2	Disclaimers		11

ARTICLE V. Representations of Buyer			12

Section 5.1	Representations of Buyer		12

i

	(a)	Organization and Qualification	12
	(b)	Due Authorization	13
	(c)	Approvals	13
	(d)	Valid, Binding and Enforceable	13
	(e)	No Litigation	13
	(f)	No Distribution	13
	(g)	Knowledge and Experience	13
	(h)	Merits and Risks of an Investment in the Properties	14
	(i)	Bankruptcy	14

ARTICLE VI. Covenants of Seller Pending Closing			14

Section 6.1	Access to Records		14

Section 6.2	Physical Inspection		15

Section 6.3	Exculpation and Indemnification		16

Section 6.4	Administration of the Assets		16

Section 6.5	Preferential Rights and Consents		17
	(a)	Preferential Rights	17
	(b)	Consents	18

Section 6.6	Notification of Certain Matters		18

ARTICLE VII. Due Diligence Review			19

Section 7.1	Review By Buyer		19

Section 7.2	Nature of Defects		20
	(a)	Liens	20
	(b)	Leased Mineral Acres	20
	(c)	Lease Burdens	20
	(d)	Environmental Matters	20

Section 7.3	Permitted Matters and Encumbrances		20

Section 7.4	Seller’s Response to Asserted Defects		21
	(a)	Cure	21
	(b)	Additional Closing	21
	(c)	Adjustment	22

Section 7.5	Resolution of Uncured Defects		22
	(a)	Agreed Upon Adjustment	22
	(b)	Carved Out Property	22

Section 7.6	Adjustment For Certain Uncured Defects		22
	(a)	Liens	22
	(b)	Net Leased Mineral Acre Deficiencies	23
	(c)	Excess Lease Burdens	23

Section 7.7	Possible Upward Adjustments		23

Section 7.8	Limitations on Adjustments		23

Section 7.9	Defect Dispute Resolution		23

ARTICLE VIII. Conditions Precedent to Closing Obligations			24

Section 8.1	Conditions Precedent to the Obligations of Buyer		24
	(a)	Representations True and Correct	24
	(b)	Compliance with Covenants and Agreements	24
	(c)	Price Adjustment Limitations	25
	(d)	Litigation	25
	(e)	Release of Existing Mortgages	25
	(f)	Certificate of Authority	25

Section 8.2	Conditions Precedent to the Obligations of Seller		26
	(a)	Representations True and Correct	26
	(b)	Compliance With Covenants and Agreements	26
	(c)	Price Adjustment Limitations	26
	(d)	Litigation	26

ARTICLE IX. Closing			27

Section 9.1	Closing		27

Section 9.2	Seller’s Closing Obligations		27

Section 9.3	Buyer’s Closing Obligations		28

ARTICLE X. Post Closing Actions			28

Section 10.1	Transfer of Files		28

Section 10.2	Operational Transition		29

Section 10.3	Notifications by Buyer		29

ARTICLE XI. Accounting Adjustments			29

Section 11.1	Adjustments for Revenues and Expenses		29

v

LIST OF EXHIBITS

Exhibits -	A	Leases: Gross Leased Mineral Acres, Net Leased Mineral Acres, Net Revenue Interest and Working Interest

	1.1	Allocated Amount

	4.1(e)	Litigation

	4.1(f)	Schedule of Material Leases and Contracts

	4.1(g)	Preferential Rights and Consents

	4.1(l) – Part I	Lessors Not a Party to the 2006 Omnibus Agreement

	4.1(l) – Part II	Leases with Surface Restrictions

	6.1	Withheld Privileged Information

	7.2(a)	Existing Mortgages

	9.2(a)	Form of Conveyance

	9.2(b)	FIRPTA

	9.2(e)	Cooperation Agreement

AGREEMENT OF SALE AND PURCHASE

This Agreement dated May 8, 2012, is by and between NCL Appalachian Partners, L.P., a Texas limited partnership (herein called “Seller”) and Halcón Energy Properties, Inc., a Delaware corporation (herein called “Buyer”);

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Properties, as defined below, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each party hereto, Seller and Buyer agree as follows:

ARTICLE I.

Definitions and References

Section 1.1 Defined Terms. When used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings assigned to them in this Section 1.1 or in the Section, subsections or other subdivisions referred to below:

“Agreement” shall mean this agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

“Allocated Amount” shall be Buyer’s allocation of the Purchase Price among the Properties as set forth on Exhibit 1.1.

“Applicable Environmental Laws” shall mean all federal, state or local laws, rules, orders or regulations pertaining to (i) the control of any pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous or toxic substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any governmental body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Applicable Environmental Laws” includes all applicable judicial and administrative decisions, orders, directives, and decrees issued by a governmental body pursuant to the foregoing.

“Arbitrator” shall have the meaning assigned to such term in Section 7.9.

“Asserted Defects” shall have the meaning assigned to such term in Section 7.1.

“Bank” is defined in Section 3.2.

“Business Days” shall mean any day, other than Saturday, Sunday or other days on which commercial banks in Texas are authorized or required by law to close.

“Buyer Indemnitees” shall have the meanings assigned to such terms in Section 12.2.

“Buyer’s Indemnified Claim” and “Buyer’s Indemnified Claims” shall have the meanings assigned to such terms in Section 12.2.

“Claims” shall have the meaning assigned to such term in Section 4.1(e).

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition of the Properties” shall have the meaning assigned to such term in Section 12.1(c).

“Consents” shall have the meaning assigned to such term in Section 4.1(g).

“Conveyance” shall have the meaning assigned to such term in Section 9.2.

“Defect” shall have the meaning assigned to such term in Section 7.2.

“Defect Deadline” shall have the meaning assigned to such term in Section 7.1.

“Defect Threshold” shall have the meaning assigned to such term in Section 7.8.

“Deposit” shall have the meaning assigned to such term in Section 3.2.

“Effective Date” shall have the meaning assigned to such term in Section 9.2.

“Excluded Liens” shall have the meaning assigned to such term in Section 7.2(a).

“Excluded Property” or “Excluded Properties” shall have the meaning assigned to such term in Section 2.2.

“Indemnitee” shall have the meaning assigned to such term in Section 12.5.

“Invasive Activity” shall have the meaning assigned to such term in Section 6.2.

“Leases” shall have the meaning assigned to such term in Section 2.1(a).

“Like-Kind Exchange” shall have the meaning assigned to such term in Section 15.15.

“MAE” means a material adverse effect, or change that could reasonably be foreseen to have a material adverse effect on (a) the Properties taken as a whole or, (b) the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) affecting the oil and gas or energy industry generally, such as fluctuations in the prices for oil or gas, or (iii) any change in applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Seller in a materially disproportionate manner relative to other similarly situated participants in the oil and gas or energy industry generally.

“Net Leased Mineral Acres” means, for each Lease described on Exhibit A, (a) the number of acres of land covered by each such Lease, multiplied by (b) the percentage of oil and gas ownership covered by such Lease in such lands, multiplied by (c) Seller’s undivided interest in such Lease insofar as it covers such lands and formation (provided that if items (b) and/or (c) vary as to different areas covered by such Lease, a separate calculation shall be done for each such area with respect to any tract of land).

“Net Revenue Interest” shall mean, with respect to a Lease, the interest in and to all oil, gas, or other hydrocarbons produced and saved from or attributable to such Lease, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of production from or attributable to such oil and gas lease.

“Permitted Encumbrances” shall have the meaning assigned to such term in Section 7.3.

“Preferential Rights” shall have the meaning assigned to such term in Section 4.1(g).

“Privileged Information” shall have the meaning assigned to such term in Section 6.1.

“Property” or “Properties” shall have the meaning assigned to such term in Section 2.1.

“Purchase Price” shall have the meaning assigned to such term in Section 3.1.

“Purchase Price Allocation” shall have the meaning assigned to such term in Section 3.3.

“Retained Rights” means those rights in the oil, gas and/or mineral leases which are described on Exhibit A (and any ratifications or amendments to such leases) as to all depths above the stratigraphic equivalent of approximately fifty (50) feet above the top of the Utica Shale formation, such depth limitation being more particularly described as all depths above the stratigraphic equivalent of 6,056 feet in the Schlumberger Long Spaced Borehole Sonic Gamma Ray log dated October 23, 1996 for the L-12 (Baker Unit) well, API # 34-155-23627, located in Trumbull County, Ohio.

“Routine Governmental Approvals” shall have the meaning assigned to such term in Section 4.1(c).

“Seller Indemnitees” shall have the meaning assigned to such term in Section 12.1.

“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” shall have the meanings assigned to such terms in Section 12.1.

“Seller’s Knowledge” and any similar phrase shall mean the actual knowledge (after reasonable inquiry) of Michael J. Nicol and Mark D. Clavenna.

“Seller’s Warranties” shall have the meaning assigned to such term in Section 4.2.

“Site Assessment” shall have the meaning assigned to such term in Section 6.2.

“Survival Period” shall have the meaning assigned to such term in Section 12.3.

“Tax Benefit” shall mean an amount by which the Tax liability of the party (or group of corporations including the party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority.

“Tax Returns” shall mean any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided to any governmental authority with respect to Taxes including any schedules or attachments thereto and any amendment thereof.

“Taxes” shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings and similar charges imposed or required to be collected by or paid over to any governmental authority with respect to the Properties, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing whether disputed or otherwise, other than income, franchise, net worth and employment taxes.

“Wells” shall have the meaning assigned to such term in Section 2.1(b).

“Working Interest” shall mean, with respect to a Lease, the interest of the lessee that is burdened with the obligation to bear and pay the costs and expenses of exploration, drilling, development, maintenance, and operations with respect to such oil and gas lease, without regard to lessor’s royalties, overriding royalties, production payments, net profits interests, and similar burdens upon or payable out of production.

ARTICLE II.

Property to be Sold and Purchased

Section 2.1 Properties. Subject to the reservations and exceptions contained in Section 2.2, Seller agrees to sell, and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) Excluding the L-12 (Baker Unit) well, API # 34-155-23627, (as more particularly described in Section 2.2 below), all of Seller’s rights, titles and interests in and to the oil, gas and/or mineral leases which are described on Exhibit A hereto (including concurrent rights of ingress and egress arising pursuant to the leasehold interest) and any ratifications or amendments to such leases insofar and only insofar as said leases cover depths below the stratigraphic equivalent of approximately fifty (50) feet above the top of the Utica Shale formation, such depth limitation being more particularly described as all depths below the stratigraphic equivalent of 6,056 feet in the Schlumberger Long Spaced Borehole Sonic Gamma Ray log dated October 23, 1996 for the L-12 (Baker Unit) well, API # 34-155-23627, located in Trumbull County, Ohio (said depths herein assigned in said oil, gas and/or mineral leases being called the “Leases”) and a concurrent right to ancillary rights arising from said Leases to the extent relating to the depths restrictions set forth above;

(b) All of Seller’s rights, titles and interests in and to the oil, condensate, natural gas, salt water disposal or water wells or wellbores located on the Leases and listed on Exhibit A (the “Wells”) and any and all agreements relating exclusively thereto;

(c) All of Seller’s rights, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the properties described in subsections (a) or (b) above;

(d) All of Seller’s rights, titles and interests in and to all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the inlet connection into such tanks) and any other hydrocarbons produced from or attributable to production from the Leases after the Effective Date;

(e) All of Seller’s title, and interests in and to surface leases and surface use agreements, easements, rights of way, and servitudes currently owned by Seller covering the lands subject to the Leases save and except (i) such rights to the extent the surface or subsurface areas therefor are currently (or were previously) exercised by Seller including pipelines currently in place or operations (currently or previously performed) on the surface of such property, or (ii) to the extent such rights are not limited as to the number of pipelines, wells, facilities to be placed on the surface, or the use of the surface, the Seller retains the non-exclusive concurrent right to continue to expand its rights under such agreements or instruments;

(f) All of Seller’s rights, titles and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all casing, tubing, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, plants and other equipment) to the extent that they relate to any of the Leases or the Wells described in subsections (a) or (b), provided that such compression facilities, gathering systems, flowlines, plants and other equipment related to such Leases and Wells are only included from the wellhead up to, but not including the flange of, the first sales point;

(g) A copy, at Buyer’s expense, of Seller’s books, records, and files relating to the above-described interests, including, without limitation, any lease files, abstracts, title opinions, surveys, seismic records and data, geological and geophysical data, and other data and information, whether in tangible or electronic or other medium or format, relating to the Properties, except any records or data which Seller reasonably considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege, and further as to any records or data relating to the purchase offers on the Properties by other potential buyers or interested parties.

The properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f), and (g) except for the Excluded Properties, are herein sometimes collectively called the “Properties” and individually a “Property.”

Section 2.2 Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(a) The Retained Rights;

(b) Any and all royalty interests owned by Seller as a result of acquiring royalty interests or lessor’s lease rights held in existing leases including any oil, gas or other mineral royalty interest in the properties covered by the Leases; any and all mineral interest owned by Seller as a result of acquiring the oil, gas or other minerals in, on and under the properties covered by the Leases (whether or not such minerals are subject to a lease); and any and all rights of way and other surface agreements, gas purchase agreements, and other contracts or agreements except as to the properties set forth in Section 2.1(a), (b) and (c) above;

(c) All right, title and interest in the Leases to the extent included in that certain unit formed pursuant to the Declaration of Unit L-12 Unit dated November 5, 1997 for that certain L-12 (Baker Unit) well, API # 34-155-23627 located in Trumbull County, Ohio but only to the extent the leases cover the Beekmantown formation;

(d) All rights and causes of action in favor of Seller arising, occurring or existing prior to the Effective Date with respect to the Properties or production from the Properties (including, but not limited to, any and all royalties, contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date);

(e) All corporate, financial, tax and legal (other than title) records of Seller;

(f) All contracts of insurance or indemnity;

(g) All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 11.1 and all proceeds attributable thereto;

(h) Any refund or claim for refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Date together with any interest due thereon;

(i) Properties excluded from the purchase and sale contemplated by this Agreement under Section 7.5(b);

(j) All deposits, cash, checks, funds and accounts receivable or received attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Date;

(k) Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller;

(l) Any documents withheld or not transferred pursuant to Section 10.1;

(m) Any seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records that cannot be transferred without the consent of or payment to any third party unless such consent is obtained or Buyer elects to make such payment; and

The excluded properties, rights and interests specified in the foregoing subsections (a) through (m), inclusive, of this Section 2.2 are collectively referred to as the “Excluded Properties.” It is understood that certain of the Excluded Properties may not be embraced by the term Properties. The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties. Buyer expressly does not assume any claims, obligations or liabilities associated with or in any manner relating to the Retained Rights.

ARTICLE III.

Purchase Price

Section 3.1 Purchase Price. The purchase price for the Properties shall be ONE HUNDRED NINETY-FOUR MILLION THIRTY-THREE THOUSAND AND NINE DOLLARS ($194,033,009.00) in cash (the “Purchase Price”), subject to adjustment only as provided in this Agreement. The Purchase Price is calculated based on the initial assumption that the Leases cover 31,808.69 Net Leased Mineral Acres at a price of SIX THOUSAND ONE HUNDRED DOLLARS ($6,100.00) per Net Leased Mineral Acre. Buyer has allocated the unadjusted Purchase Price among the Properties as set forth on Exhibit 1.1. The adjusted Purchase Price will be payable by the Buyer to Seller at the Closing, in immediately available funds, by wire transfer to the account, as designated, in writing, by Seller two (2) Business Days prior to Closing.

Section 3.2 Deposit. Contemporaneously with the execution of this Agreement: Buyer has paid the sum of TEN MILLION DOLLARS ($10,000,000.00; such amount being herein called the “Deposit”) into an escrow account established by Buyer and Seller at JP Morgan Chase Bank, N.A. (the “Bank”) and requiring the written authorization of a representative of Seller and Buyer for the disbursal of funds. The Deposit shall bear interest at the rate established by Bank. Buyer and Seller shall equally bear all fees charged by the Bank associated with the escrow account. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit, plus the earned interest, shall be applied to the adjusted Purchase Price to be paid by Buyer at the Closing. In the event this Agreement is terminated by Buyer or Seller in accordance with Section 8.1 or 8.2 below, the Deposit, plus interest, shall be returned to Buyer or retained by Seller as provided in such Sections. For federal income tax purposes, the interest earned on the Deposit shall be reported by Buyer if the Deposit is applied to the adjusted Purchase Price or refunded to Buyer, and by Seller if the Deposit is retained by Seller in accordance with Section 8.2. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

Section 3.3 Purchase Price Allocation. Seller and Buyer agree that they shall allocate the Purchase Price (including any fixed liabilities included in Seller’s amount realized for federal income tax purposes) among the Properties for tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such Purchase Price allocation shall be agreed upon and memorialized in a schedule (the “Purchase Price Allocation”) no later than the Closing Date, at which time each of Seller and Buyer shall complete an IRS Form 8594 allocating the Purchase Price in accordance with the Purchase Price Allocation. Seller and Buyer agree to file all information reports and tax returns (including IRS Form 8594 and any amended tax returns or claims for refund) in a manner consistent with the Purchase Price Allocation and neither Seller nor Buyer shall take, or shall permit any of their respective affiliates to take, any position inconsistent with the Purchase Price Allocation on any tax return or otherwise, unless required to do so by applicable law or a “determination”, within the meaning of Section 1313(a)(1) of the Code. The Purchase Price Allocation may be revised (and IRS Form 8594 may be amended), from time to time, by a mutual written consent of Seller and Buyer, so as to reflect any matters that need updating (including Purchase Price adjustments, if any).

ARTICLE IV.

Representations of Seller

Section 4.1 Representations of Seller. Seller represents to Buyer that:

(a) Organization and Qualification. Seller is duly organized and legally existing and in good standing under the laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Properties are located where the laws of such state require Seller to so qualify with respect to the interest in the Properties to be conveyed by it hereunder except as to those states where failure to so qualify would not result in a MAE. NCL Appalachia, LLC is the sole general partner of Seller.

(b) Due Authorization. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize its entering into this Agreement and performing its obligations hereunder. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated hereby shall be, at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of Seller.

(c) Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound, or, to Seller’s Knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Properties, except for (i) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities which are customarily obtained post-closing, (ii) the liens, mortgages or other encumbrances listed on Exhibit 7.2(a), and (iii) the consents to assignment, and/or preferential rights of purchase.

(d) Valid, Binding and Enforceable. This Agreement has been duly authorized and constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) Litigation. Except as described on Exhibit 4.1(e),: (i) there are no pending suits, actions, or administrative proceedings (“Claims”) in which Seller is a party and has been served which would result in a MAE on the Properties, (ii) there are no pending written demands or Claims affecting Seller’s interest in the Properties except for those Claims which are not reasonably expected to result in a MAE, and (iii) there are no pending written Claims to enjoin or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) Basic Documents. Seller is not in material breach of any contract described on Exhibit 4.1(f). None of the Properties is treated, either by itself or together with one or more Properties, as part of a partnership other than Seller, for US federal income tax purposes. Exhibit 4.1(f) sets forth a list of all of the following contracts, agreements, and commitments to which any of the Leases are subject: (a) any agreement or contract for the sale, exchange or other disposition of hydrocarbons produced from the Properties that requires more than 60 days prior written notice to cancel, and (b) any agreement to sell, lease, farmout or otherwise dispose of any of the Seller’s interests in any of the Leases other than conventional rights of reassignment.

(g) Consents and Preferential Rights. Except for the maintenance of uniform interest provision within joint operating or similar agreements and Routine Governmental Approvals, Exhibit 4.1(g) contains a complete and accurate list of all rights of first refusal, preferential purchase rights (“Preferential Rights”) to purchase the Properties and consents by lessors under the Leases, parties to joint venture or area of mutual interest agreements (“Consents”) which must be obtained for the assignment of the Properties to Buyer.

(h) Environmental Matters. Seller has not received any written notice that (i) the Properties are not in compliance with any Applicable Environmental Laws, except for such non-compliance which would not result in a MAE, and (ii) the Properties are subject to any pending or threatened Claims which would require Seller, under Applicable Environmental Laws, to conduct any investigation or remediation which are reasonably expected to result in a MAE.

(i) Hedges, Calls on Production, Imbalances, Other Matters. There are no hedges, gas sales contracts, calls on production or requirements to deliver production from the Properties in the future without receiving full payment therefore created by Seller which are binding on the Properties. To Seller’s Knowledge, there are no gas imbalances as of March 31, 2012 affecting the Properties.

(j) Taxes; Partnerships. With respect to Taxes and Tax Returns: (i) all material Tax Returns required to be filed with respect to the Properties have been filed, (ii) all Taxes shown as due on such Tax Returns have been paid, (iii) all other Taxes not reported on Tax Returns but that pertain to the Properties, which, if not paid, could constitute liens or charges against the Properties except for Taxes being contested in good faith and by appropriate proceedings have been paid in the ordinary course, (iv) there are no material liens on any of the Properties that arose in connection with any failure to pay any Tax, (v) to Seller’s Knowledge, there is no material claim or inquiry pending by any governmental authority in connection with any Tax or any Tax Return described in clauses (i), (ii) or (iii), (vi) no written claim has been made by any governmental authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to material taxation in that jurisdiction with respect to the Properties, and (vii) none of the Properties is held in or subject to an arrangement or agreement that results in any of the Properties being treated as held in or subject to a partnership for federal, state, or local income tax purposes (it being acknowledged that Seller, itself (and as opposed to the Properties) is a limited partnership).

(k) Bankruptcy. There is no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Seller’s Knowledge threatened against Seller.

(l) Status of the Leases To Seller’s Knowledge, each of the Leases is in full force and effect in accordance with its terms, and, based upon the 2006 Omnibus Agreement acquired from all lessors except those set forth on Exhibit 4.1(l) – Part I, all royalties due under the Leases have been timely and properly paid in accordance with said settlement and/or applicable law except as to those lessors listed on Exhibit 4.1(l) – Part I. None of the Leases have been amended, except as noted on Exhibit A. None of the Properties (i) is subject to the terms of any area of mutual interest agreement or non-competition agreement, or (ii) is subject to any restrictions in the Leases regarding surface waivers or similar restrictions on drilling or location of drill sites except for those Leases set forth on Exhibit 4.1(l) – Part II. All of the Leases are beyond their primary term and require no further obligation payments as to lease bonuses, lease delay rentals or similar payments.

(m) No Participation. Seller has not elected not to participate in any operation or activity proposed with respect to any of the Leases that could result in any of Buyer’s interest in any portion of the Properties becoming subject to a preferential right, relinquishment, reassignment, penalty or forfeiture as a result of such election not to participate in such operation or activity. There are no outstanding authorities for expenditure or other capital expenditures regarding the Properties or for which Buyer would be liable.

(n) Status of Seller Seller is not a “foreign person” within the meaning of Code Section 1445.

(o) No Dedications. To Seller’s Knowledge, none of the Properties are dedicated under any oil or gas sales or gathering contracts or any other agreements that would restrict Buyer’s rights in gathering, transporting, or marketing hydrocarbons from the Properties. Seller has not entered into any agreement dedicating any of the Properties under any oil or gas sales or gathering contracts or any other agreements that would restrict Buyer’s rights in gathering, transporting, or marketing hydrocarbons from the Properties.

(p) Wells. Except for the L-12 (Baker Unit) and L-31 (Stocker Unit #2) wells, to Seller’s Knowledge there are no wells drilled on the Properties to a depth below the stratigraphic equivalent of the top of the Utica Shale as described in Section 2.1(a). To Seller’s Knowledge, there are presently no wells on the Properties that Buyer would become obligated to plug as a result of the transactions contemplated herein.

Section 4.2 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4.1 ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE TO BE DELIVERED AT CLOSING (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. EXCEPT FOR SELLER’S WARRANTIES, SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, AND THE SELLER’S INDEMNITY OBLIGATIONS CONTAINED HEREIN, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (WHETHER NOW OR HEREAFTER IN EFFECT), RELATING TO (i) TITLE TO THE PROPERTIES, OR THE CONDITION, QUANTITY, OR QUALITY OF THE PROPERTIES, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS,

INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, OR (v) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER, INCLUDING ANY ARISING UNDER LAWS, WHETHER NOW OR HEREAFTER IN EFFECT, NOR IS BUYER RELYING ON ANY REPRESENTATION OTHER THAN THE SELLER’S WARRANTIES. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIAL, INCLUDING HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS. EXCEPT FOR THE SELLER’S WARRANTIES, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, INCLUDING ANY ARISING UNDER LAWS, WHETHER NOW OR HEREAFTER IN EFFECT, NOR IS BUYER RELYING ON ANY REPRESENTATION OTHER THAN THE SELLER’S WARRANTIES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PROPERTIES IN THEIR PRESENT STATUS, AND CONDITION, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER DOES NOT COVENANT, PROMISE OR IN ANY OTHER WAY ASSURE THAT BUYER WILL BE DESIGNATED OPERATOR OF ANY OF THE PROPERTIES, INCLUDING THOSE PROPERTIES WHERE SELLER PRESENTLY OPERATES WELLS. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.2 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V.

Representations of Buyer

Section 5.1 Representations of Buyer. Buyer represents to Seller that:

(a) Organization and Qualification. Buyer is duly organized and legally existing and in good standing under the laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Properties are located where the laws of such state will require Buyer to so qualify with respect to the interest in the Properties to be conveyed hereunder. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer having met all bonding requirements of such agencies).

(b) Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement, including obtaining any necessary resolution by the board of directors or other proper authorization documents for the performance of Buyer’s obligations at Closing, and the performance of its obligations hereunder. Without limitation of the foregoing provisions of this subsection, Buyer has the full power and authority to make the Deposit.

(c) Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for requirements (if any) that there be obtained Routine Governmental Approvals.

(d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) No Distribution. Buyer is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

(g) Knowledge and Experience. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties and financial and business matters. Buyer has (and had prior to negotiations regarding the Properties) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties. Buyer is able to bear the risks of an investment in the Properties and understands the risks of, and other considerations relating to, a purchase of the Properties.

(h) Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer; and (iii) except as set forth in Section 8.1 of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

(i) Bankruptcy. There is no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer, threatened against Buyer.

ARTICLE VI.

Covenants of Seller Pending Closing

Section 6.1 Access to Records. Seller will give Buyer, or Buyer’s authorized representatives, at Seller’s office and at all reasonable times before the Closing Date, access to Seller’s records pertaining to the ownership of the Properties (including, without limitation, any land, accounting, tax, environmental, well data and production, and contract files for the purpose of conducting due diligence reviews contemplated by Section 7.1 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return or destroy all copies so made if the Closing does not occur. Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. However, as to those files and records (“Privileged Information”) for which Seller reasonably believes legal privilege may be lost or waived if they are provided or transferred to Buyer or which Seller reasonably believes Seller is prohibited from providing or transferring to Buyer, Seller shall request in writing permission to provide such files or records to Buyer without waiving any such privilege or breaching any such agreement, provided Seller is only obligated to request such permission and shall not be obligated to incur any costs or expenses to obtain such permission. A description of Privileged Information not furnished to Buyer by Seller is set forth on Exhibit 6.1, and Seller shall have the right to modify such Exhibit 6.1 from time to time upon notice to Buyer prior to the Defect Deadline.

ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO BUYER AT ANY TIME IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT FOR SELLER’S WARRANTIES, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION OR AS TO WHETHER SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION CONTAINS A

MISREPRESENTATION FOR THE PURPOSES OF APPLICABLE SECURITIES LAWS (WHETHER NOW OR HEREAFTER IN EFFECT). TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR SELLER’S WARRANTIES, ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM BY BUYER SHALL BE AT BUYER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND BUYER HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OTHER THAN THE SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES AND INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE (WHETHER NOW OR HEREAFTER IN EFFECT) ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO BUYER OR SELLER’S PROVISION OF SALE TO BUYER.

Section 6.2 Physical Inspection. Seller shall make a good faith effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. Buyer recognizes that a portion of such Properties are operated by parties other than Seller and that Seller’s ability to obtain access to such Properties, and the manner and extent of such access, is subject to such third parties consent and approval. As to Properties operated by others, Seller shall only be required to request access from the current operator thereof. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller and such other parties regarding the actions of Buyer while upon, entering or leaving such Properties, and Buyer agrees to not unreasonably interfere with the normal operation of the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”). In the event an independent licensed professional engineer (with a minimum of 5 years experience in performing environmental site assessments) (i) concludes in such Site Assessment report (“Report”), or reasonably believes as a result of the existence of particular conditions on the Properties identified and described in any Report, that an environmental Defect exists or is believed to exist, or (ii) concludes in such Report that based upon particular conditions on the Properties identified and described in the Report, that an additional review must be performed in order to determine whether such conditions actually constitute an environmental Defect, then the Buyer shall have the right to request permission from the Sellers to perform an additional environmental assessment, which may include invasive testing. In the event Seller refuses to grant Buyer’s request to perform any such additional environmental assessment, then any such affected Property shall be deemed as a Defect under Section 7.2 hereof. Any request by Buyer to perform such additional environmental assessment shall include as part of such Request (i) copies of the Site Assessment detailing the findings of an environmental Defect or conditions supporting the reasonable conclusion of such engineer that an environmental Defect may exist, (ii) the detailed plan for such additional environmental assessment requested by such Engineer to be performed to confirm that such Environmental Defect may exist, and (iii) the intended purpose of each such additional review to be performed. Any Site Assessment or additional environmental assessment shall be conducted at the sole cost and expense of Buyer. If any additional environmental assessment is allowed by Seller, prior to conducting any boring, drilling or other invasive investigative activity with respect to such land (“Invasive Activity”), Buyer shall furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. Seller shall have the right to be present during any Site Assessment or additional environmental assessment. If any additional environmental assessment is allowed by Seller, Seller shall have the right, at its option and expense, to split samples with Buyer. After completing any Site Assessment and should Seller allow additional environmental assessments, Buyer shall, at its sole cost and expense, restore the affected land to its condition prior to the commencement of such Site Assessment or additional environmental assessment, unless Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of such assessment. Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any Site Assessment or additional environmental assessment of the Properties as soon as reasonably possible after it is prepared. Prior to Closing, environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with its evaluation of the Properties. Except for the obligations to provide reports to Seller as set forth in the preceding sentence, if Closing does not occur, such reports, shall not be disclosed to any other party and any such reports or information relating to the Site Assessment or additional environmental assessments shall be deemed the property of Seller (and all such reports or information shall be provided to Seller, or destroyed by Buyer, at Seller’s request).

Section 6.3 Exculpation and Indemnification. If Buyer exercises rights of access under this Article VI or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its affiliates and the respective directors, officers, employees, attorneys, contractors, agents and successors and assigns of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 6.4 Administration of the Assets. Between the date of this Agreement and the Closing Date, Seller will conduct all ownership of and business relating to the Properties in the manner in which they are now being conducted (including the maintaining existing insurance covering the Properties, maintaining the books, accounts and records relating to the Properties, and not materially modifying or terminating a material agreement where to do so would result in a MAE), and will notify Buyer promptly of any significant occurrence or change affecting the Properties. Between the date of this Agreement and the Closing Date, Seller shall perform and comply in all material respects with all covenants and conditions contained in agreements relating to the Properties and comply in all material respects with all applicable laws, rules, regulations, and orders that apply to the Properties. The parties hereby recognize that the current ownership and operation of the Properties includes Seller electing to participate or not participate (i.e. nonconsent status) in wells drilled pursuant to the operating agreements or joint exploration agreement relating to the Properties and that Seller may continue to make consistent elections for the Properties, provided, however, Seller will provide Buyer notice of such election five (5) days prior to such election and shall consult with Buyer regarding such election. Prior to Closing, Seller shall (a) not propose any drilling or other operations requiring elections to participate pursuant to the applicable operating agreements except as may be necessary to maintain any portion of the Properties or to extend a Lease, or (b) not surrender, abandon, assign, grant a lien or otherwise encumber any material Property other than in the ordinary course of business; provided however, that nothing contained herein shall require Seller to expend any funds to extend or perpetuate a Lease. Seller shall reasonably cooperate with Buyer in the notification of all applicable governmental authorities of the transactions contemplated hereby and reasonably cooperate with Buyer in obtaining the issuance or transfer by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following Closing.

To the extent Seller is not the operator of any of the Properties, the obligations of Seller in Section 6.4 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Properties to take such actions or render such performance as would a reasonable prudent operator and within the constraints of the applicable operating agreements and other applicable agreements.

Section 6.5 Preferential Rights and Consents.

(a) Preferential Rights. Seller will use all reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all Properties, the names and current addresses of parties holding Preferential Rights that are identified on Exhibit 4.1(g). Within five (5) days of the execution of this Agreement, Seller will request, from the parties so identified (and in accordance with the documents creating such rights), waivers of Preferential Rights. Seller shall provide Buyer with copies of such requests and of all responses and other correspondence related thereto. If a party from whom a waiver of a Preferential Right is requested exercises such Preferential Right, Seller will tender to such party the required interest in the Property (at a price equal to the Allocated Amount, reduced appropriately, if less than the entire Property must be tendered), and the interest in such Property will be excluded from the transaction contemplated hereby and the unadjusted Purchase Price will be adjusted downward by the amount actually paid to Seller by the party exercising such right. If, at Closing, a party from whom a waiver of a Preferential Right is requested has not provided such waiver, and the period of time to exercise such Preferential Right has not expired, such Preferential Right shall not constitute a Defect, and Seller shall convey the affected Property subject to such Preferential Right. Upon the exercise of any Preferential Rights after the Closing with respect to any Property conveyed to Buyer, Buyer shall tender the required interest in such Property affected by such unwaived Preferential Right, at the Allocated Amount for such affected Property (or portion thereof) to the holder, or holders, of such right. In return for tendering the Property to such holder(s), Buyer shall collect and retain such amount from such purchaser. At Closing Seller will assign to Buyer the Properties, including any Properties that are subject to an unexercised Preferential Right, subject to such right to purchase.

(b) Consents. Seller will use all reasonable efforts to identify, with respect to all Properties, the names and current addresses of parties for the Consents that are identified on Exhibit 4.1(g). Within five (5) days after the execution of this Agreement, Seller will request, from the parties identified (and in accordance with the documents creating such rights), execution of the Consents. Seller shall provide Buyer with copies of such requests and of all responses and other correspondence related thereto. Any property for which there is an outstanding Consent shall be considered to have a Defect; provided however, the Properties subject to such outstanding Consent shall be excluded from the transaction contemplated hereby (and the Purchase Price shall be reduced by the Allocated Amount for the portion of the Properties so excluded but said reduction in Purchase Price shall not be applied towards the Defect Threshold or Sections 8.1(c) and 8.2(c)) unless Buyer waives the requirement that such Consent be obtained. In the event Buyer waives the requirement to obtain the Consent, Buyer shall indemnify and hold the Seller and Seller’s Indemnitees harmless from and against all (and shall release and waive any claims against or remedies from the Seller or Seller’s Indemnities as to any) claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys’ fees) whatsoever that arise out of the failure to obtain such waived Consent with respect to any transfer by Seller to Buyer of the portion of the Properties subject to such waived Consent and with respect to any subsequent transfers thereof WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY.

Section 6.6 Notification of Certain Matters. Until the Closing, Seller shall give prompt notice to Buyer of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, to Seller’s Knowledge, would be likely to cause a material breach of any representation or warranty made by Seller in Article IV or by Buyer in Article V at or prior to the Closing, and (ii) a failure of Seller or Buyer to materially comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller or Buyer hereunder prior to Closing. Until the Closing, Buyer shall give prompt notice to Seller of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which to the actual knowledge of Buyer, would be likely to cause a material breach of any representation or warranty made by Seller in Article IV or by Buyer in Article V at or prior to the Closing, and (ii) a failure of Buyer or Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer or Seller hereunder prior to Closing. The delivery of any notice pursuant to this Section 6.6 shall not be deemed to (x) modify the representations or warranties hereunder of the party in breach, (y) modify the conditions set forth in Article VIII, or (z) limit or otherwise affect the remedies available hereunder to the party not in breach. If any of Buyer’s or Seller’s representations or warranties are materially untrue or shall become materially untrue between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been materially performed or observed, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or extended Closing as applicable; or, if the Closing does not occur, by the date set forth in Section 9.1), then such material breach shall be considered not to have occurred for all purposes of this Agreement. In the event a party to this Agreement makes a disclosure pursuant to this Section 6.6 and the effect of such disclosure would reasonably be expected to constitute a matter which would excuse a party from Closing pursuant to Article IX, such disclosure shall not affect a party’s right to terminate this Agreement pursuant to Article VIII. Except when Seller’s gross negligence and willful misconduct caused a breach or failure in any material respect of any representation, warranty or covenant under this Agreement, Seller shall have no liability to Buyer in the event that Buyer closes pursuant to Article IX or terminates this Agreement pursuant to Article VIII by reason of any matter disclosed by Seller pursuant to this Section 6.6. Prior to and until Closing, pursuant to and subject to the limitations of this Section 6.6, and subject to Buyer’s consent, Seller shall be permitted to update the Exhibits and Schedules to this Agreement; however, in the event any such update occurs within five (5) days of the Defect Deadline, said Defect Deadline shall be extended by five (5) additional days as to any matters arising from or related to information contained in said update.

ARTICLE VII.

Due Diligence Review

Section 7.1 Review By Buyer. Should, as a result of Buyer’s examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects (such Defects of which Buyer so provides notice are herein called “Asserted Defects”) as soon as the same are identified by Buyer, but in no event later than 5 o’clock p.m. Central Standard Time, on June 21, 2012 (“Defect Deadline”). Such notification shall include, for each Asserted Defect, (a) a description of the Asserted Defect, and supporting documentation reasonably necessary to fully describe the basis for the Defect, or if the supporting documentation is contained in Seller’s files, sufficient information to enable Seller to expeditiously locate such supporting documentation, (b) a description of each Property to which the Defect relates and the amount of the Net Leased Mineral Acre deficiency alleged to be caused by such Defect, or the size of any variance from “Net Revenue Interest” shown on Exhibit A which is claimed as a Defect, and (c) the amount by which Buyer proposes to adjust the Purchase Price, which amount shall not exceed the Allocated Amount of the portion of the Properties affected by such Asserted Defect. In addition, Buyer or its representatives conducting any such examinations and investigations will, upon Seller’s request, meet with a representative of Seller at reasonable times each Tuesday or Friday to describe the status of the examinations and investigations being conducted by Buyer and the existence of any matters which Buyer considers Defects and any potential Defects discovered since the previous meeting. Buyer shall also furnish any written documentation that supports

Buyer’s belief that such matters constitute Defects. Any Defect with respect to which Buyer fails to so give Seller written notice by the Defect Deadline will be deemed waived for all purposes of this Agreement, including if applicable, as a condition to close. Except for (i) a breach of Seller’s special warranty of title contained in the Conveyance, or (ii) as provided in Section 8.1(c), Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Defect shall be those set forth in this Article VII, and Buyer shall not be entitled to refuse to close or to indemnification under this Agreement or any other right or remedy with respect to any Defect or Permitted Encumbrances. All access to Seller’s records and the Properties in connection with such due diligence shall be subject and pursuant to Section 6.1 (including, without limitation, the exculpation and indemnification provisions contained in Section 6.3).

Section 7.2 Nature of Defects. The term “Defect” as used in this Agreement shall mean the following:

(a) Liens. The Property is subject to a lien, encumbrance, security interests or similar defects which in any manner affect the Property other than (i) a lien for Taxes which are not yet due and payable or the amount or validity of which is contested in good faith or (ii) liens which are to be released at or before Closing which are set forth on Exhibit 7.2(a) (the liens described in (i) and (ii) of this Section 7.2(a) are herein called “Excluded Liens”).

(b) Leased Mineral Acres. Seller’s ownership interest in a Lease is such that it entitles Seller to less than the total Net Leased Mineral Acres shown for such Lease on Exhibit A.

(c) Lease Burdens. Seller’s ownership of a Lease set forth on Exhibit A is such that it entitles Seller to receive a decimal share of oil and gas, and other hydrocarbons produced underlying the lands covered by said Lease which is less than the decimal share set forth for such Lease on Exhibit A in the column headed “Net Revenue Interest”, provided that any Defect of the kind described in this Section 7.2(c) that is also a Defect under Section 7.2(b) shall be exclusively treated as a Defect under Section 7.2(b).

(d) Environmental Matters. A Property is determined by a governmental authority to be in violation of Applicable Environmental Laws, or a Site Assessment indicates that a Property is in material violation of Applicable Environmental Laws.

Section 7.3 Permitted Matters and Encumbrances. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute a Defect, or a breach of any covenant or representation of Seller or any of Seller’s Warranties, or a failure to satisfy a condition to Buyer’s obligation to close and shall not be asserted as such: (a) defects or irregularities arising out of lack of proof of authority on behalf of a corporation, partnership, limited liability company, or trust (unless it is clear from other documentation that a signatory party has not signed a document in the proper representative capacity) or a variation in corporate or entity name, unless Buyer provides affirmative evidence that such action was not authorized and results in another person’s superior claim of title to the relevant Property; (b) defects or irregularities in acknowledgements that would not prevent a recorded instrument from providing constructive notice of the matters addressed therein, (c) defects or irregularities arising out of the lack of recorded powers of attorney from corporations to execute and deliver documents on their behalf; (d) defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes for prescription; (e) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings, provided other evidence of such heirship reasonably acceptable to Buyer is provided by Seller; (f) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for ten (10) years or more, provided other evidence of such probate reasonably acceptable to Buyer is provided by Seller; (g) defects or irregularities arising out of mortgages, deeds of trust, and other liens with outstanding debt less than One Hundred Thousand Dollars ($100,000.00) which, by their terms, matured more than ten (10) years prior to the Closing, but which have not been released of record; (h) defects or irregularities in the statutory root of title arising out of the lack of a survey; (i) failure to obtain ratification of pooling by non-participating royalty and executive mineral interest owners; (j) outstanding deed of trust and mortgage liens burdening the interests of any lessor under any of the Leases, unless there is evidence that the mortgagee or lien holder has asserted a default under any such deed of trust or mortgage and has exercised, or intends to exercise, foreclosure proceedings; (k) preferential rights to purchase; (l) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if the same are customarily obtained routinely and subsequent to such sale or conveyance; (m) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the properties in any manner, and all applicable laws, rules and orders of governmental authority; (n) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights; or (o) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Closing, and which have not been released of record unless there is evidence that such leases have been maintained by production, drilling or otherwise (collectively, “Permitted Encumbrances”).

Section 7.4 Seller’s Response to Asserted Defects. In the event that Buyer notifies Seller of Asserted Defects:

(a) Cure. Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

(b) Additional Closing. Whether or not Seller has then begun to, or ever begins to cure one or more Asserted Defects (and whether or not Seller has elected to proceed under Section 7.5 or Section 7.6 below with respect to all Properties, or one or more Asserted Defects) Seller may postpone the Closing, with respect to any of the Properties as to which Buyer has raised an Asserted Defect, by designating an additional Closing Date or Closing Dates, which shall not be later than six (6) months after the initial Closing Date designated in Section 9.1, for the Closing as to such Properties, provided, however, if Seller is seeking to cure the Asserted Defect through any legal action against the party claiming or clouding the title to any interest, the period for Seller to cure said interest and the resulting additional Closing Date shall be extended so long as Seller pursues any legal action, but not longer than nine (9) months after the Closing

Date, unless Buyer agrees in writing to extend the deadline for any resulting additional Closing Date. Subject to the foregoing sentence, the additional Closing Date for a Property that was the subject of litigation to cure title shall be held within two (2) weeks of Seller’s notice to Buyer of any conveyance of the Property into Seller, other documentation reasonably acceptable to Buyer which vests title into Seller, or any final non-appealable decision or settlement which vests title into Seller. If Seller elects to postpone the Closing with respect to such Properties, then the Purchase Price paid at the initial Closing for the remainder of the Properties shall be reduced by the Allocated Amount allocated to said Property and the amount of such reduction shall instead be paid on the additional Closing Date at the Closing for such Properties. Only a portion of the Deposit shall be applied as provided in Section 9.3 to the portion of the Purchase Price paid at the initial Closing if it occurs, such portion being the percentage equal to the unadjusted Purchase Price paid at the initial Closing divided by the unadjusted Purchase Price set forth in Section 3.1. Notwithstanding any such election to postpone Closing with respect to the affected Properties, Seller shall still have no obligation to commence to cure or cure any Asserted Defects.

(c) Adjustment . Notwithstanding any election made under Section 7.4(a) or (b), Seller may also (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election) elect by written notice to Buyer to have one or more Asserted Defects handled under Section 7.5 or Section 7.6 below.

Section 7.5 Resolution of Uncured Defects. In the event that, as a part of the due diligence reviews provided for in Sections 6.2 or 7.1 above, Asserted Defects are presented to Seller and Seller is unable or unwilling to cure such Asserted Defects prior to Closing, then:

(a) Agreed Upon Adjustment. Buyer and Seller shall, with respect to each Property affected by such matters, attempt to agree upon an appropriate downward adjustment of the Purchase Price to account for such matters; or

(b) Carved Out Property. With respect to each Property as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all Asserted Defects affecting such Property, such Property (if an Asserted Defect affects a Lease, the entirety of such Lease or Well which the affected Property is a part of) will be excluded from the transaction contemplated hereby; and the Purchase Price shall be reduced by the Allocated Amount for said portion of the Properties and it will thereafter be treated as an Excluded Property.

Section 7.6 Adjustment For Certain Uncured Defects. Notwithstanding Section 7.5, in the event that Buyer raises as a Defect one of the following types of Defects and such Defect is not cured prior to the Closing (including any postponement of the Closing by Seller pursuant to Section 7.4), Seller may elect to adjust the Purchase Price as set forth below and such amount shall be deemed to be agreed upon by Buyer and Seller for purposes of Section 7.5:

(a) Liens. If the Asserted Defect is a Defect described in Section 7.2(a), a downward adjustment equal to the amount of the debt secured by such lien.

(b) Net Leased Mineral Acre Deficiencies. If the Asserted Defect is a Defect described in Section 7.2(b), a downward adjustment equal to Six Thousand One Hundred Dollars ($6,100.00) per Net Leased Mineral Acre subject to such Defect.

(c) Excess Lease Burdens. If the Asserted Defect is a Defect described in Section 7.2(c), a downward or upward adjustment of the Purchase Price for such Lease equal to the amount determined by multiplying the Allocated Amount set forth for such Lease on Exhibit 1.1 by a fraction (i) the numerator of which is the Net Revenue Interest set forth on Exhibit A for the Lease less the Net Revenue Interest to which Seller is actually entitled, and (ii) the denominator of which is the Net Revenue Interest set forth on Exhibit A.

All Asserted Defect values and related Purchase Price adjustments shall be made without duplication.

Section 7.7 Possible Upward Adjustments. Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 7.1 above, determine) that the ownership of any Property entitles Seller to a greater number of Net Leased Mineral Acres for a Lease than that shown on Exhibit A for such Lease, then such party shall propose an upward adjustment to the Purchase Price to account for such fact, in which case such adjustment shall be handled in the same manner as provided in Section 7.6 above with respect to adjustments for Asserted Defects. The party making such assertion or determination shall notify the other party no later than the Defect Deadline, Seller shall convey said interests to Buyer at Closing and Buyer shall pay Seller the additional amounts computed in accordance with this Section, as adjusted by the provisions of Article XI. At the time of the Conveyance, such additional interest shall be considered a Property pursuant to this Agreement for all purposes.

Section 7.8 Limitations on Adjustments. If the Purchase Price reduction, which would result from the above provided for procedure, with respect to a particular Asserted Defect does not exceed Forty Thousand Dollars ($40,000.00), no adjustment shall be made for such Asserted Defect pursuant to this Section, and such Asserted Defect shall not be taken into consideration for purposes of the calculation of any reduction pursuant to this Section. If the Purchase Price reduction which would result from the above provided for procedure as applied to all Asserted Defects does not exceed 2% of the Purchase Price (herein called the “Defect Threshold”), then no adjustment of the Purchase Price shall occur, and any Properties which would be excluded by such procedure shall not be excluded. If the Purchase Price reduction which would result from the above provided for procedure as applied to all Asserted Defects for which an adjustment is to be made exceeds the Defect Threshold, the Purchase Price shall be adjusted by the amount of all Asserted Defects for which an adjustment is to be made.

Section 7.9 Defect Dispute Resolution. In the event Buyer and Seller cannot in good faith resolve a dispute involving the existence of a Defect or the effectiveness or adequacy of curative performed or obtained by Seller (including the alternative heirship information allowed pursuant to Section 7.3(e)), Buyer and Seller shall resolve such dispute pursuant to the terms of this Section. The Parties agree to submit all such disputes concerning title matters to binding arbitration in Houston, Texas, such arbitration to be conducted as follows. The arbitration proceeding shall be submitted to a neutral arbitrator approved by Buyer and Seller who is an attorney licensed in Ohio with at least 15 years experience in preparing oil and gas title opinions involving properties in the regional area where the lands covered by the Leases are located as to title Defects, or with at least 15 years experience regarding environmental issues and disputes relating thereto as to environmental Defects (as applicable, the “Arbitrator”). The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be governed by Texas law, except to the extent Ohio law necessarily governs such matter as it relates to real property issues or Ohio Applicable Environmental Laws. Buyer and Seller shall each submit written materials to the Arbitrator within ten (10) days of the selection of such arbitrator explaining their position regarding the title or environmental dispute. The Arbitrator shall conduct a hearing, if necessary, no later than thirty (30) days after the selection of such arbitrator, and the Arbitrator shall render a written decision within fifteen (15) days of the hearing or, if no hearing is conducted, not later than forty-five (45) days after such arbitrator is selected. At the hearing, Buyer or Seller shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitrator shall consider any evidence and testimony that such arbitrator determines to be relevant, in accordance with procedures that such arbitrator determines to be appropriate. The final decision shall be binding on Buyer and Seller, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by the other party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrator shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.

ARTICLE VIII.

Conditions Precedent to Closing Obligations

Section 8.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects (except as to representations and warranties qualified by materiality or a MAE, which shall be true in all respects only giving effect to such materiality or MAE qualification to such representation) as of the date when made and, for the purposes of serving as a condition to close, shall be true and accurate in all material respects (except as to representations and warranties qualified by materiality or a MAE, which shall be true in all respects only giving effect to such materiality or MAE qualification to such representation) at and as of such time of Closing as if it had been made again at and as of the Closing. For the avoidance of doubt, when a representation of Seller is qualified by Seller’s Knowledge, Seller’s Knowledge shall include Seller’s Knowledge as of the Closing Date.

(b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Price Adjustment Limitations. The aggregate downward (or upward) adjustment (if any) of the Purchase Price which results from the procedures set forth in Article VII (excluding unobtained Consents treated as a Defect) and Article XIII does not exceed fifteen percent (15%) of the unadjusted Purchase Price.

(d) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) Release of Existing Mortgages. Seller shall have obtained and furnished Buyer at Closing a release of the liens listed on Exhibit 7.2(a).

(f) Certificate of Authority. Seller shall have obtained and furnished to Buyer at or prior to Closing a certificate of the Secretary or an Assistant Secretary of the general partner of Seller certifying (i) that true and complete copies of the certificate of incorporation and bylaws of the general partner of Seller and of the resolutions duly and validly adopted by the board of directors of such entity evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are attached thereto and are in full force and effect and (ii) that all consents and approvals of the partners in Seller required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been obtained and are in full force and effect, and (iii) to the incumbency of the officers of the general partner of Seller

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in material breach of its obligations hereunder or the cause, through its actions or inactions, of the failure to Close, this Agreement may, at the option of Buyer, be terminated, or Buyer may seek specific performance (and it is recognized that Buyer would be irreparably harmed by a breach of this Agreement by Seller or the failure of Seller to satisfy such conditions, and, therefore, Buyer shall have the right to, and may, seek injunctive relief, to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity). In the event a termination by Buyer occurs, the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6.3, 12.6, and 15.4 hereof and Buyer’s obligation in Section 6.1 for the return of documents and the obligation to return the Deposit as set forth in this paragraph all of which will survive such termination). In the event of a termination by Buyer, the Deposit plus any interest accrued thereon will be refunded to Buyer except as otherwise provided in Section 8.2. If Buyer proceeds to Closing with knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to close and Buyer hereby waives any claim for breach of a covenant, representation or warranty or for indemnity related to such condition precedent. Except for the condition set forth in Section 8.1(c), if any condition set forth above is not met (and which is asserted by Buyer as a failure of one of its conditions of Closing), and the reasons why such condition is not met relate to some, but less than all, of the Properties, Seller may require that such failure of such condition to be met be treated as an uncured Asserted Defect and handled in accordance with the process set forth in Article VII above, and, if Seller so requires such handling, such condition will be considered met for the purposes of this Section.

Section 8.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects (except as to representations and warranties qualified by materiality or a MAE, which shall be true in all respects only giving effect to such materiality or MAE qualification to such representation) as of the date when made and, for the purposes of serving as a condition to close, shall be true and accurate in all material respects (except as to representations and warranties qualified by materiality or a MAE, which shall be true in all respects only giving effect to such materiality or MAE qualification to such representation) at and as of such time of Closing as if it had been made again at and as of the Closing.

(b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) Price Adjustment Limitations. The aggregate downward adjustment (if any) to the Purchase Price which results from the procedures set forth in Article VII (excluding unobtained Consents treated as a Defect) and Article XIII does not exceed fifteen percent (15%) of the unadjusted Purchase Price.

(d) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Seller is not in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Sections 6.3, 12.6 and 15.4 hereof and Buyer’s obligation in Section 6.1 for the return of documents and the obligation to return the Deposit as set forth in this paragraph, all of which will survive such termination). In the event of such a termination by Seller, the Deposit plus any interest accrued thereon will be refunded to Buyer, unless (i) the conditions which are not met include condition (a) or (b), above, or (ii) Buyer shall otherwise have materially breached this Agreement, in which event the Deposit plus any interest accrued thereon shall be retained by Seller. Notwithstanding the preceding sentence, if both Seller and Buyer are in material breach of their obligations hereunder and the Closing does not occur on or before the Closing Date, the Deposit plus any interest accrued thereon will be refunded to Buyer.

ARTICLE IX.

Closing

Section 9.1 Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight LLP in Houston, Texas, at 333 Clay Street, on June 28, 2012, at 10:00 a.m. central daylight time, (a) unless Seller provides written notice to Buyer on or before June 21, 2012 that Seller elects to change the closing date to July 3, 2012 (which shall be deemed acceptable to Buyer) or (b) at such other date and time (i) as the Buyer and Seller may mutually agree upon, or (ii) such additional dates as may designated by Seller with respect to certain Properties pursuant to Section 7.4(b); provided, that in no event shall the Closing be consummated after July 10, 2012 (such date or dates and time, as changed pursuant to clauses (a) and (b), being herein called the “Closing Date”).

Section 9.2 Seller’s Closing Obligations. At the Closing (and any additional Closing as provided for in Section 7.4(b)) and upon receipt of payment of the amount provided in Section 9.3(a), Seller shall:

(a) execute, acknowledge and deliver to Buyer a conveyance of the portion of the Properties to be conveyed at such Closing (the “Conveyance”), substantially in the form attached hereto as Exhibit 9.2(a) (and with Exhibit A to this Agreement, with the gross acres, net acres, Working Interest and Net Revenue Interest removed, and such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7:00 a.m., local time at the locations of the Properties, respectively, on June 1, 2012 (herein called the “Effective Date”);

(b) execute and deliver to Buyer a certificate of non-foreign status of Seller (or if Seller is a disregarded entity, its owner) which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) in the form attached hereto as Exhibit 9.2(b);

(c) to the extent required by applicable law, Seller shall deliver any resignations of Seller as the operator, for those Properties for which Seller is the Operator, on the forms required by the applicable governmental authority having jurisdiction;

(d) to the extent requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties;

(e) execute, acknowledge and deliver to Buyer the Cooperation Agreement substantially in the form attached hereto as Exhibit 9.2(e) with such modifications as the parties may agree (the “Cooperation Agreement”);

(f) execute and deliver the necessary documents to release the Deposit to Seller;

(g) deliver original, executed releases for the liens described in Exhibit 7.2(a) with an adequate number of counterparts for recording said release; and

(h) execute and deliver to Buyer the closing settlement statement described in Section 11.2.

Section 9.3 Buyer’s Closing Obligations. At the Closing (and any additional Closing as provided in Section 7.4(b)), Buyer shall:

(a) deliver to Seller, by wire transfer of immediately available funds to the United States bank account specified by Seller, an amount equal to the cash portion of the Purchase Price attributable to the portion of the Properties conveyed by Seller at such Closing, less the portion of the Deposit plus accumulated interest calculated in accordance with Section 7.4(b) (which shall include executing the necessary documents to release the Deposit) to Seller;

(b) execute, acknowledge and deliver to Seller the Conveyance (as described above) and the Cooperation Agreement, and if applicable, the Contract Operator Agreement described in Section 10.2;

(c) execute and deliver to Seller the closing settlement statement described in Section 11.2; and

(d) deliver to Seller documentation reflecting that Buyer has met all bonding requirements of applicable agencies with jurisdiction over the Properties.

ARTICLE X.

Post Closing Actions

Section 10.1 Transfer of Files. Seller will for thirty (30) Business Days after Closing, make available for copying, at Buyer’s expense, all of Seller’s lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records, and records related to transactions prior to the Effective Date), and other similar files and records which directly relate to the Properties being purchased and sold at such Closing (all such files to be provided shall not include those which Seller reasonably considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege). However, as to those files and records for which Seller reasonably believes legal privilege may be lost or waived if provided or transferred to Buyer or which Seller reasonably believes is prohibited from providing or transferring to Buyer, Seller shall make reasonable good faith efforts to obtain permission to provide such files or records to Buyer without waiving any such privilege or breaching any such agreement within twenty days after execution of this Agreement by all parties, provided Seller is only obligated to cause its employees to expend a reasonable amount of time in an effort to obtain such permission and shall not be obligated to incur any costs or expenses to obtain such permission other than the salaries of such employees. Seller may, at its election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Seller for a period of five years following Closing and will allow Seller access

(including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times; however, Buyer shall have the right to exclude Seller’s access to any portion of any such files created, generated, or assembled by Buyer.

Section 10.2 Operational Transition. IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE SELLER IS THE OPERATOR AND OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON. To the extent Seller remains an operator after Closing (which it shall have no obligation to do), it shall serve as operator under the applicable operating agreement in the manner provided by such agreement in order for Seller to continue operations on such Properties and, to the extent Seller so operates any Property after Closing, its obligations to Buyer with respect thereto shall be no greater than those which it would have to a non-operator under the applicable operating agreement (and, in the absence of an operating agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR SHALL NOT BE RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OR LIABILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.3 Notifications by Buyer. Within a reasonable time after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and all governmental authorities, which have jurisdiction over the Properties, that it has purchased the Properties.

ARTICLE XI.

Accounting Adjustments

Section 11.1 Adjustments for Revenues and Expenses. The Purchase Price shall be adjusted in accordance with the following:

(a) Buyer will bear any expenses which are incurred in connection with the Properties after the Effective Date, and Buyer will be credited with all proceeds attributable to the Properties and which are produced or held on the Properties (including oil in the tanks at the wells) after the Effective Date; and

(b) Seller will bear any expenses which are incurred in connection with the Properties before the Effective Date and Seller will be credited with all proceeds which were produced from or attributable to the Properties and which were produced or relate to any period before the Effective Date.

It is agreed that, in making such adjustments:

(c) ad valorem and similar Taxes with respect to the Properties assessed for periods prior to the Effective Date, including any prepaid Taxes by Seller, shall be borne by Seller and ad valorem Taxes with respect to the Properties assessed for periods on or after the Effective Date shall be borne by Buyer; provided, further, the parties will negotiate in good faith and agree upon an allocation or method of allocation of such

Taxes attributable to the Leases and the Retained Rights based on the relative fair market values of the Leases and the Retained rights if ad valorem taxes are assessed and the Properties are not separately assessed by the taxing authority;

(d) ad valorem and similar Taxes with respect to the Properties assessed with respect to a period which begins before, and ends after, the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date); provided, further, the parties will negotiate in good faith and agree upon an allocation or method of allocation of such Taxes attributable to the Leases and the Retained Rights based on the relative fair market values of the Leases and the Retained rights if ad valorem taxes are assessed and the Leases are not separately assessed by the taxing authority;

(e) delay rentals shall be attributable to the date paid and not prorated over the period of such delay; and

(f) no consideration shall be given to the local, state or federal income Tax liabilities of any party.

Section 11.2 Initial Adjustment at Closing. At least three (3) days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in Section 11.1 above based on amounts which prior to such time have actually been paid or received by Seller. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under Section 11.3 below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

Section 11.3 Adjustment Post Closing. On or before the later of 120 days after Closing or date of the additional Closing held up to 6 months after the initial Closing Date pursuant to Section 7.4(b), Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 11.1 above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. During the period between Closing and the point in time when such post closing adjustment has been agreed to, Buyer shall, on a monthly basis, pay over to Seller any revenue received by it with respect to the Properties which was, under Section 11.1 above, to be reserved by Seller, and such payments shall be considered in making such post closing adjustment.

Section 11.4 Additional Adjustments. Except as to adjustments for Properties that are the subject of an additional Closing after November 30, 2012 pursuant to Section 7.4(b), should any additional adjustments provided for in Section 11.1 be identified after such adjustments under Section 11.3 are concluded but before November 30, 2012, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer. No further adjustments will be made beyond those adjustments for which a party has notified the other party on or before November 30, 2012. All adjustments for properties that are the subject of an additional Closing after November 30, 2012, shall only be adjusted pursuant to the terms of Article XI at such additional Closing and not thereafter.

ARTICLE XII.

Assumption and Indemnification

Section 12.1 Assumption and Indemnification By Buyer. From and after the Closing, Buyer shall assume and indemnify and hold Seller’s partners, members, and all their affiliates, and all their respective directors, officers, employees, attorneys, contractors, subcontractors, insurers, and agents (collectively “Seller Indemnitees”) harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including, without limitation, court costs and consultants’ and reasonable attorneys’ fees) of any kind or character (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(b) the Properties and any liability, loss, claim or obligation arising thereunder or with respect thereto, regardless of whether the same accrued or otherwise arose before or after the Closing (including, without limitation, those arising under the contracts and agreements described in Section 2.1 above, provided that, with respect to Seller’s Indemnified Claims that occurred or arose before the Effective Date, Buyer is not obligated to indemnify Seller under this subparagraph (b) for any Buyer’s Indemnified Claim to the extent that Seller is obligated to indemnify Buyer for such Buyer’s Indemnified Claim pursuant to this Agreement;

(c) the condition (“Condition of the Properties”) of the Properties on the date of Closing regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Effective Date; and

(d) any Defect.

EXCEPT AS TO THOSE CLAIMS ARISING UNDER SECTION 15 OF THE COOPERATION AGREEMENT, THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 12.2 Indemnification By Seller. From and after Closing, Seller shall indemnify and hold Buyer and its directors, officers, employees and attorneys, contractors, subcontractors, insurers, and agents (collectively, “Buyer Indemnitees”) harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including without limitation court costs and consultants and attorneys fees) (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) arising out of:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement of Seller contained in this agreement, except to the extent otherwise provided in Section 7.1 or Section 8.1;

(b) Excluded Properties (including the obligation to plug and abandon the L-12 (Baker Unit) well described in Section 2.2(c) and restore the surface of the lands, but in each case only with respect to which Seller is explicitly required by Applicable Environmental Laws or the Leases to take such actions);

(c) Excluded Liens; and

(d) the employment relationship between Seller and any of Seller’s present or former employees or the termination of any such employment relationship;

provided however, Seller shall not be obligated to indemnify the Buyer Indemnitees under this Section for any Buyer Indemnified Claim described in sections 12.2(a), (c) and (d) except to the extent, if any, that the aggregate of all of such Buyer’s Indemnified Claims exceeds One Million Dollars ($1,000,000.00).

EXCEPT AS TO THOSE CLAIMS ARISING UNDER SECTION 15 OF THE COOPERATION AGREEMENT, THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 12.3 Survival of Provisions. The representations and warranties contained in this Agreement shall survive the Closing (or additional closings as applicable, but only with respect to the Properties subject to such additional Closing) and the delivery of the Conveyance except for (a) the representation set forth in Sections 4.1(a), (b), (d), and (j) which shall survive for the period of the applicable statute of limitations and (b) as to all other representations and warranties of Seller which shall only survive the Closing for a period of eighteen (18) months. All covenants of Seller or Buyer contained in this Agreement, shall survive the Closing and the delivery of the Conveyance, except for (a) any covenant which by its terms terminates as of a specific date, or is only made for a specified period, and (b) the covenants set forth in Section 12.2 (and any other covenants of Seller to indemnify Buyer) which shall only survive for a period of eighteen (18) months from the Closing (or additional closings as applicable, but only with respect to the Properties subject to such additional Closing) (the “Survival Period”). Notice of any claim by Buyer for indemnification arising during the Survival Period must be given to Seller within 90 days after such claim becomes known to Buyer as a condition precedent to the right to sue to enforce such claim for indemnification. Buyer may bring a suit to enforce any claim for indemnification or a claim for a breach of representation or warranty, arising during the Survival Period and for which notice is timely given to Seller, for a period of two (2) years after Buyer shall have given Seller written notice as provided herein.

Section 12.4 Limitation on Seller’s Indemnity Obligations. In no event shall Seller be obligated under this Agreement to indemnify Buyer for an aggregate amount in excess of Thirty Million Dollars ($30,000,000.00). The limitation in this section shall not apply to the indemnity obligations set forth in Section 12.2(b).

Section 12.5 Notice of Claim. If indemnification pursuant to Section 12.1 or 12.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof. The Indemnitee shall have the right to employ, at its own expense, separate counsel to represent the Indemnitee if the Indemnitee so chooses.

Section 12.6 No Commissions Owed. Seller agrees to indemnify and hold the Buyer Indemnitees harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 12.7 Calculation of Loss

(a) The amount of any losses for which indemnification is provided under this Article XII shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such losses (net of any tax or expenses incurred in connection with such recovery). Buyer and Seller each shall use their respective commercially reasonable efforts to recover under insurance policies any losses prior to seeking indemnification under this Agreement. To the extent that indemnification for any loss is provided under Article XII and subsequently amounts are recovered by the indemnified party under insurance policies with respect to such loss or from any third party pursuant to third-party indemnification agreements, the indemnified party shall pay to the indemnifying party all such amounts recovered by the indemnified party promptly following the receipt of such amounts.

(b) If the amount of any loss for which indemnification is provided under this Article XII gives rise to a Tax Benefit to the indemnified party making the indemnification claim, then the indemnification claim shall be reduced to take account of any Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such loss. If any such Tax Benefit is actually realized before the date of an indemnification payment, such indemnification payment shall be reduced to take into the account the reduction in the relevant loss as a result of such Tax Benefit. If such Tax Benefit is actually realized after the date of an indemnification payment, the indemnified party shall promptly after such Tax Benefit is actually realized make a payment to the applicable indemnifying party to take into account the reduction in the relevant loss as a result of such Tax Benefit; such payments by an indemnified party not to exceed the indemnification payments previously received by such indemnified party from the indemnified party in respect of such loss.

For purposes of this Section 12.7(b), a Tax Benefit is “actually realized” to the extent that such Tax Benefit can be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the indemnification claim.

Section 12.8 Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE XIII.

Casualty Losses

Section 13.1 Losses. If any portion of the Properties is damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, and upon written notice prior to Closing to the other party, elect to exclude such portion of the Properties from this Agreement. In the event that the portion of the Properties to be excluded pursuant to this Section 13.1 is the entirety of a Lease or other portion of the Properties for which an Allocated Amount is set forth on Exhibit 1.1, the Purchase Price shall be reduced by the Allocated Amount of the portion of the Properties to be excluded. In the event that the portion of the Properties sought to be excluded is less than the entirety of a Lease, the Purchase Price shall be reduced by a mutually agreed upon amount. If neither party elects to exclude such damaged portion of the Properties from this Agreement, the Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at the Closing, any insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.

Except as set forth above, and except for Buyer rights under Article VII with respect to Defects, Buyer assumes any other risk of loss with respect to any change in the condition of the Properties from the Effective Date until the Closing including without limitation losses with respect to the depletion of oil and gas, and other hydrocarbons.

ARTICLE XIV.

Notices

Section 14.1 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	Halcón Energy Properties, Inc.
1000 Louisiana, Suite 6700
Houston, Texas 77002
Attn: Mary Ellen Brook
Phone: (832) 538-0305
Facsimile: (713) 589-8019

With a copy to:	Hinkle Law Firm LLC
8621 East 21st Street North, Suite 200
Wichita, KS 67206-2991
Attn: John W. Broomes
Phone: (316) 660-6293
Facsimile: (316) 630-8375

If to Seller:	NCL Appalachian Partners, L.P.
25231 Grogan’s Mill Road, Suite 500
The Woodlands, Texas 77380
Attn: Michael J. Nicol
Phone: (281) 362-8600 x 16
Facsimile: (281) 419-6626

With a copy to:	Thompson & Knight, LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attn: Oil & Gas Section, Arthur Wright and Jolisa Dobbs
Phone: (214) 969-1700
Facsimile: (214) 969-1751

or such other post office address within the continental limits of the United States as a party may designate for itself by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above. Notices given by facsimile, if receipt is confirmed by the transmitting device, shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next business day after receipt if received after recipient’s normal business hours.

ARTICLE XV.

Miscellaneous Matters

Section 15.1 Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer and otherwise carry out the transactions contemplated hereby. Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

Section 15.2 Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar law in any other state to the extent such Act or similar law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 15.3 Parties Bear Own Expenses/No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, PROVIDED THAT ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (EXCEPT AN AFFILIATE OF THE INDEMNIFIED PARTY) SHALL BE RECOVERABLE BY A PARTY TO THE EXTENT THAT SUCH PARTY IS ENTITLED TO INDEMNIFICATION FOR THE MATTER FOR WHICH SUCH DAMAGES ARE RECOVERED.

Section 15.4 No Sales Taxes. No sales, transfer or similar Tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar Tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar Taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such Taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such Taxes have been met.

Section 15.5 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that except as provided for herein any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

Section 15.6 Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

Section 15.7 Choice of Law and Venue. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessarily governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the state and federal courts of Harris County, Texas, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed; (ii) such suit, action or proceeding is brought in an inconvenient forum; or, (iii) the venue of such suit, action or proceeding is improper.

Section 15.8 Time of Essence. Time is of the essence in this Agreement.

Section 15.9 No Assignment. Neither party shall have the right to assign this Agreement, including any indemnification rights, without the prior written consent of the other party first having been obtained.

Section 15.10 Successors and Assigns. Subject to the limitation on assignment contained in Section 15.9 above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 15.11 No Press Releases. Except as may be required under applicable law, the parties agree that this Agreement, their negotiations in connection herewith and all information obtained by or provided to any of them in connection with the matters contemplated herein will be maintained as confidential, except for disclosures to representatives of Seller or Buyer as required for this transaction and who are likewise bound by confidentiality. If any party is required by law or the rules of a stock exchange to make a press release concerning the transaction contemplated by this Agreement, the other party shall first be afforded an opportunity to review the content of the proposed disclosure and provide reasonable comment regarding same.

Section 15.12 Counterpart Execution, Fax Execution. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 15.13 Exclusive Remedy. The sole and exclusive remedy of Buyer with respect to the Properties shall be pursuant to the express provisions of this Agreement and any agreement delivered between the parties at Closing. Without limitation of the foregoing, if the Closing occurs, the sole and exclusive remedy of Buyer for any and all (a) claims relating to any representations, warranties, covenants and agreements that is contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Properties and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement and any other agreement delivered between the parties at Closing, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If the Closing occurs, Buyer shall also be deemed to have waived as to the Properties, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any Applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise. If the Closing does not occur due to the breach of Seller, to the extent permitted by applicable law, the sole and exclusive remedy of Buyer shall, at Buyer’s election, either be the right (i) to terminate this Agreement and for the return of the Deposit to extent provided herein or (ii) to specific performance to the extent specific performance is available under applicable law (and it is recognized that Buyer would be irreparably harmed by a breach of this Agreement by Seller or the failure of Seller to close the transactions contemplated herein, and, therefore, Buyer shall have the right to, and may, seek injunctive relief, to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction. If the foregoing limitation of Buyer’s remedies if the Closing does not occur should for any reason be legally unenforceable, then the sole and exclusive remedy of Buyer, in such event, shall instead be any right to recover actual, direct damages for such breach, provided that in no event shall Buyer be entitled to recover an amount in excess of an amount equal to the Deposit. Nothing in this Section 15.13 shall diminish the rights of either party under the Cooperation Agreement.

Section 15.14 Imputed Knowledge and Waiver. Anything to the contrary notwithstanding, if Buyer or an affiliate of Buyer (a) owns any leasehold interest in a Property or (b) acts as an operator with respect to any Property (regardless of whether or not it also owns an interest in such Property), Buyer shall be deemed to have knowledge of any Defect or breach of any representation or warranty by Seller with respect to such Property, and shall not be entitled (and hereby waives any right) (i) to give a notice of an Asserted Defect with respect to such Property, (ii) to refuse to close because of the existence of any such Defect or breach, or (iii) to indemnity or any other remedy with respect to any such Defect or breach.

Section 15.15 Like Kind Exchange. Either party may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Properties (a “Like-Kind Exchange”) at any time prior to the date of Closing. In order to effect a Like-Kind Exchange, non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such party to assign its rights under this Agreement to a Qualified Intermediary (“QI”) of such party’s choice in accordance with Treasury Regulation § 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Buyer shall not be required to take title to any property other than the Properties in connection with the Like-Kind Exchange, and Buyer’s possession of the Properties will not be delayed by reason of any such Like-Kind Exchange. Buyer reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Properties to Buyer’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (“QEAT”) in connection with effecting a Like-Kind Exchange. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release either Seller or Buyer from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Properties if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

Section 15.16 References, Titles and Construction.

(a) All references in this Agreement to articles, Sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

Section 15.17 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

NCL APPALACHIAN PARTNERS, L.P.

By:	NCL Appalachia, LLC, its general partner

By:	/s/ Michael J. Nicol
Name:	Michael J. Nicol
Title:	Manager

HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chief Executive Officer and President